Exhibit 3.1
THE COMPANIES LAW (2009 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
LE GAGA HOLDINGS LIMITED
(adopted by Special Resolution on July 16, 2010 )

THE COMPANIES LAW (2009 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
LE GAGA HOLDINGS LIMITED
(Adopted by Special Resolution on July 16, 2010 )
1	The name of the Company is Le Gaga Holdings Limited.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$50,000,000 divided into (a) 4,000,000,000 Ordinary Shares of a par value of US$0.01 each and (b) 1,000,000,000 Preferred Shares with a par value of US$0.01 each, consisting of 215,060,000 Series A Shares of par value of US$0.01 each, 80,710,000 Series A1 Shares of par value of US$0.01 each, 329,100,000 Series B Shares of par value of US$0.01 each and 79,127,000 Series B1 Shares of par value of US$0.01 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2009 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
LE GAGA HOLDINGS LIMITED
(Adopted by Special Resolution on July 16, 2010 )
1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“BVI Subsidiaries”	mean Land V. Group Limited and China Linong.

“China Linong”	means China Linong International Limited.

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Existing Ordinary Shareholders”	means Grow Grand Limited, Magnetic Star Holdings Limited, Limewater Limited, Natural Eternity Limited, Valuetrue Investments Limited., Win Seasons Finance Ltd., Honeycomb Assets Management Limited., Chic Holdings Limited and LU Rong.

“Group Companies”	means the Company and its Subsidiaries, and each a “Group Company”;

“HK Subsidiary A”	means Land V. Limited;

“HK Subsidiary B”	means Hong Kong Linong Limited;

“HK Subsidiaries”	means HK Subsidiary A and HK Subsidiary B;

“Investors”	means members holding Series B1 Shares;

“majority”	means 50% or more votes of each class of shares or 50% or more votes of the directors;

“Major Subsidiary”	means any subsidiary of the Company (i) whose net asset value exceeds 25% of the net asset value of the Company on a consolidated basis, or (ii) whose net profit after tax accounts for more than 25% of the net profit after tax of the Company on a consolidated basis, in either case, to be determined by reference to the then latest audited financial statements of such subsidiary and the Company;

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Shares”	means the ordinary shares with a par value of US$0.01 each in the capital of the Company issued subject to and in accordance with the provisions of the Statute and of these Articles and having the rights provided for under these Articles.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“PRC Subsidiaries”	mean Land V. Limited (Fujian), Linong Agriculture Technology Co., Ltd. (Shenzhen), Land V Agriculture Technology (Zhangzhou) Co., Ltd., Linong Agriculture Technology Co., Ltd. (Quanzhou), Linong Agriculture Technology Co., Ltd.

(Liaoyang), Fuzhou Land V. Group Co., Ltd., Land V. Limited (Zhangjiakou), Linong Agriculture Technology Co., Ltd. (Huizhou), Xiamen Land V. Group Co., Ltd., Linong Agriculture Technology Co., Ltd. (Shantou) and Land V. Agriculture Technology (Ningde) Co., Ltd.;

“Preferred Shares”	means a preferred share of any series with a par value of US$0.01 per share in the capital of the Company having the rights, preference and privileges provided for under these Articles, and includes, without limitation, Series A Shares, Series A1 Shares, Series B Shares and Series B1 Shares.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities”	mean Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations;

“Series A Issue Price”	means US$0.0185995 per Series A Share;

“Series A Shares”	mean Series A preferred shares with a par value of US$0.01 each in the capital of the Company having the rights set forth in the Memorandum and the Articles;

“Series A1 Issue Price”	means US$0.04956015 per Series A1 Share;

“Series A1 Shares”	mean Series A1 preferred shares with a par value of US$0.01 each in the capital of the Company having the rights set forth in the Memorandum and the Articles;

“Series B Issue Price”	means US$0.0729281 per Series B Share;

“Series B Shares”	mean Series B preferred shares with a par value of US$0.01 each in the capital of the Company having the rights set forth in the Memorandum and the Articles;

“Series B1 Issue Price”	means US$0.0757 per Series B1 Share;

“Series B1 Original Issue Date”	means the date of the first sale and issuance of Series B1 Shares;

“Series B1 Shares”	mean Series B1 preferred shares with a par value of US$0.01 each in the capital of the Company having the rights set forth in the Memorandum and the Articles;

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Subsidiaries”	mean the BVI Subsidiaries, the PRC Subsidiaries and the HK Subsidiaries;

“Special Resolution”	a resolution which has been (a) passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or (b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members aforesaid.

“Statute”	means the Companies Law (2009 Revision) of the Cayman Islands.
1.2	In the Articles:
(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	section 8 of the Electronic Transactions Law shall not apply;

(k)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(l)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to Article 4.2 (H) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2	The Company shall not issue Shares to bearer.

4	Rights of Shares

4.1	Each Ordinary Share in the Company confers up the Member:

(a)	the right to one vote at a meeting of the Members of the Company or on any resolution of shareholders;

(b)	subject to the rights of the Preferred Shares, the right to an equal share in any Dividend; and

(c)	subject to the rights of the Preferred Shares, the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.
4.2	The Preferred Shares shall have the following rights:
(a)	Dividends. The holders of the Preferred Shares shall be entitled to receive out of any funds legally available therefor, if and when declared by the Board of Directors of the Company (the “Board”), dividends at the rate or in the amount as the Board considers appropriate in preference to any dividend on any other class or series of shares of the Company; provided that no dividend shall be paid on any other class or series of shares of the Company unless and until a dividend in like amount is first paid in full on the Series B1 Shares (on an as-converted basis). Holders of the Preferred Shares shall also be entitled to receive any non-cash dividends declared by the Board on an as-converted basis.

(b)	Liquidation Preference.

(1) In the event of any liquidation, dissolution or winding up of any Group Company, or a liquidation, dissolution or winding up of a Subsidiary that has been approved by the Members as part of a restructuring for the benefit of the Company, either voluntary or involuntary, the holders of the Series B1 Shares shall be entitled to receive, prior to any distribution to other holders of Preferred Shares and holders of the Ordinary Shares or any other class or series of shares, an amount per Series B1 Share equal to 100% of the Series B1 Issue Price (as adjusted for share dividends, splits, combinations, recapitalizations or similar events) plus all accrued or declared but unpaid dividends thereon (the “Series B1 Preference Amount”). After the full distribution of the Series B1 Preference Amount, the holders of the Series B Shares shall be entitled to receive, prior to any distribution to holders of Series A1 Shares, Series A Shares and holders of the Ordinary Shares or any other class or series of shares, an amount per Series B Share equal to 100% of the Series B Issue Price (as adjusted for share dividends, splits, combinations, recapitalizations or similar events) plus all accrued or declared but unpaid dividends thereon (the “Series B Preference Amount”). After the full distribution of the Series B1 Preference Amount and Series B Preference Amount, holders of Series A1 Shares shall be entitled to receive, prior to any distribution to holders of Series A Shares and holders of the Ordinary Shares or any other class or series of shares, an amount per Series A1 Share equal to 100% of the Series A1 Issue Price (as adjusted for share dividends, splits, combinations, recapitalizations or similar events) plus all accrued or declared but unpaid dividends thereon (the “Series A1 Preference Amount”). After the full distribution of the Series B1 Preference Amount, Series B Preference Amount and Series A1 Preference Amount, holders of Series A Shares shall be entitled to receive prior to any distribution to holders of the Ordinary Shares or any other class or series of shares, an amount per Series A Share equal to 100% of the Series A Issue Price (as adjusted for share dividends, splits, combinations, recapitalizations or similar events) plus all accrued or declared but unpaid dividends thereon (the “Series A Preference Amount”, and collectively with Series B1 Preference Amount, Series B Preference Amount and Series A1 Preference Amount, the “Preference Amount ”). After the full liquidation Preference Amount on all outstanding Preferred Shares has been paid, any remaining funds or assets of the Company legally available for distribution to Members shall be distributed pro rata among the holders of the Preferred Shares (on an as-converted basis) together with the holders of the Ordinary Shares. If the Company has insufficient assets to permit payment of the Preference Amount in full to all holders of Preferred Shares, then the assets of the Company shall be distributed as follows:
(A)	the holders of Series B1 Shares shall receive an amount equal to the applicable Series B1 Preference Amount that would be payable to such holders pursuant to paragraph 4.2(b)(1) in the circumstances set forth therein. If the value of the assets of the Company is less than the Series B1 Preference Amount, then the remaining assets of the Company shall be distributed pro rata amongst the holders of all outstanding Series B1 Shares;

(B)	after payment in accordance with paragraph 4.2(b)(1)(A) above, the holders of Series B Shares shall receive an amount equal to the applicable Series B Preference Amount that would be payable to such holders pursuant to paragraph 4.2(b)(1) in the circumstances set forth therein. If the value of the assets of the Company is less than the Series B Preference Amount, then the remaining assets of the Company shall be distributed pro rata amongst the holders of all outstanding Series B Shares;

(C)	after payment in accordance with paragraphs 4.2(b)(1)(A) and 4.2(b)(1)(B) above, the holders of Series A1 Shares shall receive an amount equal to the applicable Series A1 Preference Amount that would be payable to such holders pursuant to paragraph 4.2(b)(1) in the circumstances set forth therein. If the value of the assets of the Company is less than the Series A1 Preference Amount, then the remaining assets of the Company shall be distributed pro rata amongst the holders of all outstanding Series A1 Shares;

(D)	after payment in accordance with paragraphs 4.2(b)(1)(A), 4.2(b)(1)(B) and 4.2(b)(1)(C) above, the holders of Series A Shares shall receive an amount equal to the applicable Series A Preference Amount that would be payable to such holders pursuant to paragraph 4.2(b)(1) in the circumstances set forth therein. If the value of the assets of the Company is less than the Series A Preference Amount, then the remaining assets of the Company shall be distributed pro rata amongst the holders of all outstanding Series A Shares;

(E)	the remainder (after payment in accordance with paragraphs 4.2(b)(1)(A), 4.2(b)(1)(B), 4.2(b)(1)(C) and 4.2(b)(1)(D) above), if any, shall be distributed to the holders of Preferred Shares and Ordinary Shares on a pro rata basis, based on the number of Ordinary Shares then held by each holder on an as-converted basis.
(2) Other than a sale, conveyance or disposition of all or substantially all of the assets of a Subsidiary that has been approved by the Members as part of a restructuring for the benefit of the Company, or a consolidation or merger of a Subsidiary that has been approved by the Members as part of a restructuring for the benefit of the Company, in the event of (i) a sale, conveyance or disposition of all or substantially all of the assets of any Group Company, or (ii) a consolidation or merger of any Group Company with or into any other company or companies in which the Existing Ordinary Shareholders of the Company, at the time immediately before such consolidation or merger takes place, do not retain a majority of the voting power in the surviving company, the Company shall, to the extent legally entitled to do so, distribute to its Members the amount received on such sale, disposition or consolidation in either the same form of consideration received by the Company or in cash, as the Company may determine, whether such payment is in the form of a dividend or other legally permissible form (the “Compulsory Payment”). The Compulsory Payment will be distributed to the Members of the Company as follows:
(A)	to the holders of Series B1 Shares, an amount equal to the applicable Series B1 Preference Amount that would be payable to such holders pursuant to paragraph 4.2(b)(1) in the circumstances set forth therein (collectively, the “Series B1 Compulsory Payment Preference”). If the value of the Compulsory Payment is less than the Series B1 Compulsory Payment Preference, then the Compulsory Payment shall be distributed pro rata amongst the holders of all outstanding Series B1 Shares;

(B)	after payment in accordance with paragraph 4.2(b)(2)(A) above, to the holders of Series B Shares, an amount equal to the applicable Series B Preference Amount that would be payable to such holders pursuant to paragraph 4.2(b)(1) in the circumstances set forth therein (collectively, the “Series B Compulsory Payment Preference”). After payment in accordance with paragraph 4.2(b)(2)(A) above, if the remaining value of the Compulsory Payment is less than the Series B Compulsory Payment Preference, then the remaining Compulsory Payment shall be distributed pro rata amongst the holders of all outstanding Series B Shares;

(C)	after payment in accordance with paragraphs 4.2(b)(2)(A) and 4.2(b)(2)(B) above, to the holders of Series A1 Shares, an amount equal to the applicable Series A1 Preference Amount that would be payable to such holders pursuant to paragraph 4.2(b)(1) in the circumstances set forth therein (collectively, the “Series A1 Compulsory Payment Preference”). After payment in accordance with paragraphs 4.2(b)(2)(A) and 4.2(b)(2)(B) above, if the remaining value of the Compulsory Payment is less than the Series A1 Compulsory Payment Preference, then the remaining Compulsory Payment shall be distributed pro rata amongst the holders of all outstanding Series A1 Shares;

(D)	after payment in accordance with paragraphs 4.2(b)(2)(A), 4.2(b)(2)(B) and 4.2(b)(2)(C) above, to the holders of Series A Shares, an amount equal to the applicable Series A Preference Amount that would be payable to such holders pursuant to paragraph 4.2(b)(1) in the circumstances set forth therein (collectively, the “Series A Compulsory Payment Preference”). After payment in accordance with paragraphs 4.2(b)(2)(A), 4.2(b)(2)(B) and 4.2(b)(2)(C) above, if the remaining value of the Compulsory Payment is less than the Series A Compulsory Payment Preference, then the remaining Compulsory Payment shall be distributed pro rata amongst the holders of all outstanding Series A Shares;

(E)	the remainder (after payment in accordance with paragraphs 4.2(b)(2)(A), 4.2(b)(2)(B), 4.2(b)(2)(C) and 4.2(b)(2)(D) above), if any, to the holders of Preferred Shares and Ordinary Shares on a pro rata basis, based on the number of Ordinary Shares then held by each holder on an as-converted basis.
(3) Notwithstanding any other provision of this paragraph 4.2(b), the Company may at any time, out of funds legally available therefor, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, or pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

(4) In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of Preferred Shares and Ordinary Shares shall be determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which decision shall include the affirmative vote of at least one (1) director appointed by Sequoia Capital China I, L.P.), and at least one (1) director appointed by holders of Series B Shares. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:
(i)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day ending one (1) day prior to the distribution;

(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board).

(5) The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board). The holders of at least a majority of the outstanding Preferred Shares shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this paragraph 4.2(b), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the challenging parties and the Company.

(c)	Conversion Rights. Unless converted earlier pursuant to paragraph 4.2(d) below, each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Ordinary Shares at any time. The conversion rate for the Series A Shares shall be determined by dividing the Series A Issue Price for each of the Series A Shares by its conversion price provided that in the event of any share splits, share combinations, share dividends, recapitalisations and similar events, the initial Series A Conversion Price shall be adjusted accordingly. The conversion rate for the Series A1 Shares shall be determined by dividing the Series A1 Issue Price for each of the Series A1 Shares by its conversion price provided that in the event of any share splits, share combinations, share dividends, recapitalisations and similar events, the initial Series A1 Conversion Price shall be adjusted accordingly. The conversion rate for the Series B Shares shall be determined by dividing the Series B Issue Price for each of the Series B Shares by its conversion price provided that in the event of any share splits, share combinations, share dividends, recapitalisations and similar events, the initial Series B Conversion Price shall be adjusted accordingly. The conversion rate for the Series B1 Shares shall be determined by dividing the Series B1 Issue Price for each of the Series B1 Shares by its conversion price provided that in the event of any share splits, share combinations, share dividends, recapitalisations and similar events, the initial Series B1 Conversion Price shall be adjusted accordingly.

The conversion price for each of the Series A Shares, subject to adjustments from time to time in the event of any share splits, share combinations, share dividends, recapitalisations and similar events in accordance with the provisions hereof, is referred hereinafter as Series A Conversion Price. The initial Series A Conversion Price for each of the Series A Shares, subject to adjustments from time to time in the event of any share splits, share combinations, share dividends, recapitalisations and similar events in accordance with the provisions hereof, shall be its Series A Issue Price. The conversion price for each of the Series A1 Shares, subject to adjustments from time to time in the event of any share splits, share combinations, share dividends, recapitalisations and similar events in accordance with the provisions hereof, is referred hereinafter as Series A1 Conversion Price. The initial Series A1 Conversion Price for each of the Series A1 Shares shall be its Series A1 Issue Price. The conversion price for each of the Series B Shares, subject to adjustments from time to time in the event of any share splits, share combinations, share dividends, recapitalisations and similar events in accordance with the provisions hereof, is referred hereinafter as Series B Conversion Price. The initial Series B Conversion Price for each of the Series B Shares shall be its Series B Issue Price. The conversion price for each of the Series B1 Shares, subject to adjustments from time to time in the event of any share splits, share combinations, share dividends, recapitalisations and similar events in accordance with the provisions hereof, is referred hereinafter as Series B1 Conversion Price. The initial Series B1 Conversion Price for each of the Series B1 Shares shall be its Series B1 Issue Price.

(d)	Automatic Conversion. The Series A Shares and Series A1 Shares would automatically be converted into Ordinary Shares, at the then applicable conversion price, upon (i) the date specified by written consent or agreement of the holders of at least 50% of the Series A Shares and Series A1 Shares then outstanding, or (ii) the closing of an underwritten public offering of the Ordinary Shares of the Company in the United States, that has been registered under the Securities Act of 1933, as amended (the “Securities Act”), with gross proceeds to the Company in excess of US$70,000,000 (prior to underwriters’ discounts and commissions) and a pre-public offering market capitalization of at least US$300,000,000, or in a similar public offering of the Ordinary Shares of the Company in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized regional or national securities exchange; provided that such offering satisfies the foregoing gross proceeds and pre-public offering market capitalization requirements (a “Qualified Public Offering”). The Series B Shares and Series B1 Shares would automatically be converted into Ordinary Shares, at the then applicable conversion price upon the closing of a Qualified Public Offering. In the event of the automatic conversion of the Preferred Shares upon a Qualified Public Offering as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Qualified Public Offering.

(e)	Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective respective Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price or Series B1 Conversion Price, as the case may be. Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. The directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares.

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the shares of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares, and if at any time the number of authorized but unissued Ordinary shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(f)	Adjustments to Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price and Series B1 Conversion Price.
(1)	Special Definitions. For purposes of this paragraph 4.2(f), the following definitions shall apply:

(A)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(B)	“Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Preferred Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(C)	“Additional Ordinary Shares” shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to paragraph 4.2(f)(3), deemed to be issued) by the Company after the Series B1 Original Issue Date, other than:
(A)	Ordinary Shares issued upon conversion of the Preferred Shares authorized herein;

(B)	66,580,000 Ordinary Shares reserved for issuance upon the exercise of the option held by Winsome Group Limited on behalf of Ma Shing Yung, Lui Ming Ho, Ma Wen Lie, Wong Lo Yin, Li Jin and other officers, employees and advisors of the Company, and up to 151,430,000 Ordinary Shares (and/or options or warrants therefor) reserved for issuance pursuant to the Company’s 2009 Share Incentive Plan and any other Ordinary Shares held by officers, directors, employees, and consultants which are repurchased at cost subsequent to the Series B1 Original Issue Date;

(C)	as a dividend or distribution on Preferred Shares or any event for which adjustment is made pursuant to paragraph 4.2(f)(6) or 4.2(f)(7) hereof;

(D)	any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or 50% or more of the equity ownership or voting power of such other corporation or entity; and

(E)	pursuant to a Qualified Public Offering.
(2)	No Adjustment to Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price and Series B1 Conversion Price. No adjustment in the Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price or Series B1 Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price or Series B1 Conversion Price, as the case may be, of such series in effect on the date of and immediately prior to such issuance.

(3)	Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Series B1 Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 4.2(f)(5) hereof) of such Additional Ordinary Shares would be less than the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price, as the case may be, in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:
(i)	no further adjustment to the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price, shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1

Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price, computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;
(I)	no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price, to an amount which exceeds the lower of (i) the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price, as the case may be, on the original adjustment date, or (ii) the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price, as the case may be, that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(II)	in the case of any Options which expire by their terms not more than 30 days after the date of issuance thereof, no adjustment of the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price, shall be made until the expiration or exercise of all such

Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.
(4)	Issuance of Additional Ordinary Shares below Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price. In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to paragraph 4.2(f)(3)) at a subscription price per Ordinary Share (on an as-converted basis) less than the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price (as adjusted from time to time) in effect on the date of and immediately prior to such issuance, the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price, as the case may be, shall be reduced, concurrently with such issuance, to a price (calculated to the nearest one hundredth of a cent) to be determined as set forth below. The mathematical formula for determining the adjusted Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price, as the case may be, is as follows and is subject to the more detailed textual description set forth thereafter:
AP = OP * (OS + (NP/OP))/(OS + NS)
WHERE:
AP = adjusted Series A Conversion Price, adjusted Series A1 Conversion Price, adjusted Series B Conversion Price or adjusted Series B1 Conversion Price, as the case may be
OP = old Series A Conversion Price, old Series A1 Conversion Price, old Series B Conversion Price or old Series B1 Conversion Price, as the case may be
OS = the number of outstanding Ordinary Shares immediately before the Additional Ordinary Shares are issued or sold
NP = the total consideration received for the issuance or sale of Additional Ordinary Shares
NS = the number of Additional Ordinary Shares issued or sold
The newly adjusted Series A Conversion Price, Series A1 Conversion Price, Series B Conversion Price or Series B1 Conversion Price, shall be the amount equal to the price determined by multiplying the old Series A Conversion Price, the old Series A1 Conversion Price, the old Series B Conversion Price or the old Series B1 Conversion Price, as the case may be, by a fraction:
(i)	the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Ordinary Shares would purchase at the old Series A Conversion Price, the old Series A1 Conversion Price, the old Series B Conversion Price or the old Series B1 Conversion Price, as the case may be; and

(ii)	the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of such Additional Ordinary Shares so issued;

provided that for the purposes of this paragraph 4.2(f)(4), all Ordinary Shares issuable upon conversion of outstanding Series A Shares, Series A1 Shares, Series B Shares or Series B1 Shares and outstanding Convertible Securities or exercise of outstanding Options (excluding Options issued pursuant to the Company’s employee equity incentive plans approved by the Board of Directors) shall be deemed to be outstanding.
(5)	Determination of Consideration. For purposes of this paragraph 4.2(f), the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:
(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:
(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.
(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to paragraph 4.2(f)(3), relating to Options and Convertible Securities, shall be determined by dividing
(A)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion exchange of such Convertible Securities.
(6)	Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1

Conversion Price, then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of ordinary shares the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price, then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(7)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Series A Shares, Series A1 Shares, Series B Shares and Series B1 Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Series A Shares, Series A1 Shares, Series B Shares or Series B1 Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this paragraph 4.2(f) with respect to the rights of the holders of the Series A Shares, Series A1 Shares, Series B Shares and Series B1 Shares.

(8)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Series A Shares, the Series A1 Shares, Series B Shares and Series B1 Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Series A Shares, Series A1 Shares, Series B Shares or Series B1 Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Series A Shares, Series A1 Shares, Series B Shares or Series B1 Shares immediately before that change, all subject to further adjustment as provided herein.
(9)	No Impairment. The Company will not, by the amendment of its Memorandum and the Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of paragraph 4.2(f) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Shares, the Series A1 Shares, the Series B Shares and the Series B1 Shares against impairment.

(10)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price. the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price pursuant to paragraph 4.2(f), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Shares, Series A1 Shares, Series B Shares or Series B1 Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Shares, Series A1 Shares, Series B Shares or Series B1

Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price, or the Series B1 Conversion Price, as the case may be, at the time in effect, and (iii) the number of ordinary shares and the amount, if any, of other property which at the time would be received upon the conversion of Series A Shares, Series A1 Shares, Series B Shares or Series B1 Shares.

(11)	Miscellaneous.
(i)	All calculations under this paragraph 4.2(f) shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)	The holders of at least a majority of the outstanding Series A Shares, Series A1 Shares, Series B Shares or Series B1 Shares shall have the right to challenge any determination by the Board of fair value pursuant to this paragraph 4.2(f), in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Series A Shares, Series A1 Shares, Series B Shares or Series B1 Shares, as the case may be.

(iii)	No adjustment in the Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price need be made if such adjustment would result in a change in such Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price, or the Series B1 Conversion Price of less than US$0.001. Any adjustment of less than US$0.001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.001 or more in such Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price or the Series B1 Conversion Price.
(G)	Voting Rights. Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited. The Preferred Shares shall generally vote together with the Ordinary Shares and not as a separate class, except as provided in paragraph (h) below or as expressly provided in this Memorandum and in the Articles of Association.

(H)	Protective Provisions.

In addition to such other limitations as may be provided in the Memorandum, the Articles and the Statute, the Company shall not, and shall cause the other Group Companies to not, and the holders of Ordinary Shares shall exercise all of their rights with respect to such Ordinary Shares so as to cause the Group Companies to not, effect or otherwise consummate any of the following acts without first obtaining,
(1)	the prior written approval of (i) the holder(s) of at least 75% of the outstanding Series A Shares and Series A1 Shares (in aggregate and on an as-converted basis), and (ii) the holder(s) of at least 50% of the outstanding Series B Shares and Series B1 Shares (in provided that such requirement shall terminate upon a Qualified Public Offering:
i.	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares of the Company;

ii.	any action to authorize, create or issue shares of any class or series of the Company having preferences superior to or on a parity with the Preferred Shares in any aspects including without limitation, dividend rights, redemption rights and/or liquidation rights;

iii.	any new issuance of any equity securities of the Company, including any change in the total number of authorized Series B Shares and Series B1 Shares, but excluding (i) any issuance of the Series B1 Shares authorized under the Series B1 Preferred Share Subscription Agreement dated as of 22 December 2009 (the “Purchase Agreement”) by, among others, China Linong and the Investors (as defined in the Purchase Agreement), (ii) any issuance of Ordinary Shares upon conversion of the Preferred Shares, (iii) the issuance of 66,580,000 Ordinary Shares upon the exercise of the option held by Winsome Group Limited on behalf of Ma Shing Yung, Lui Ming Ho, Ma Wen Lie, Wong Lo Yin, Li Jin and other officers, employees and advisors of the Company, and (iv) the issuance of up to 151,430,000 Ordinary Shares (or options or warrants therefor) pursuant to the Company’s 2009 Share Incentive Plan;

iv.	any action of the Company to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Preferred Shares;

v.	any increase or decrease of the authorized number of Ordinary Shares or Preferred Shares of the Company;

vi.	any amendment of the Memorandum and the Articles or other charter documents of the Company (including any Major Subsidiary);

vii.	any merger or consolidation of the Company (including any Subsidiary) with or into any other business entity in which the Members of the Company (including any Subsidiary) immediately after such merger or consolidation held shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity;

viii.	any transaction or series of transactions that would result in a change of control of the Company (including any Subsidiary);

ix.	the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company (including any Subsidiary), except for intra-group transactions among the Company and any Subsidiaries;

x.	any licensing or other transfer of the patents, copyrights, trademarks or other intellectual property of the Company (including any Subsidiary) other than in the ordinary course of its business, except for intra-group transactions among the Company and any Subsidiaries;

xi.	any increase or decrease of the authorized number of the members of the Board (including any committees of the Board) of the Company;

xii.	effect a liquidation, dissolution or winding up of the Company (including any Subsidiary);

xiii.	the declaration or payment of a dividend or other distribution on Ordinary Shares or Preferred Shares of the Company;

xiv.	any increase of the number of Ordinary Shares of the Company reserved under any employee equity incentive plan;

xv.	any increase in compensation of any employee of the Company (including any Subsidiary) with an annual salary of US$50,000 or more by more than 20% in a twelve (12) month period;

xvi.	the extension by the Company of any loan or guarantee for indebtedness to any director, officer, employee or affiliate of the Company (including any Subsidiary), except for intra-group transactions among the Company and any Subsidiaries;

xvii.	any incurrence of indebtedness in excess of US$1,000,000 in the aggregate to the Company (including any Subsidiary), or creation of any encumbrance whatsoever upon the assets, patents, copyrights, trademarks or other intellectual property of the Company (including any Subsidiary);

xviii.	any purchase by the Company (including any Subsidiary) of real property with a value of US$1,000,000 or more, or any purchase of production facilities with a value of US$500,000 or more, individually or in the aggregate;

xix.	any transaction or series of transactions that are not in the ordinary course of the Company’s business where the value involved exceeds US$1,000,000, individually or in the aggregate, during any twelve (12) month period;

xx.	approval of the annual consolidated budget of the Company;

xxi.	the appointment and removal of any key officer of the Company (including any Major Subsidiary), including the Chief Executive Officer and the Chief Financial Officer;

xxii.	the appointment and/or reappointment of auditors of the Company; or

xxiii.	any transaction involving both the Company (including any Subsidiary) and a shareholder of any Group Company or any of the Company’s employees, officers, directors or shareholders or any affiliate of a shareholder of any Group Company or any of such affiliate’s officers, directors or Members, except for intra-group transactions among the Company and any Subsidiaries and employment contracts between a Group Company and its employees that are not otherwise subject to this paragraph 4.2(H), and
            (2) the prior written approval of the holder(s) as at the date of the Shareholders’ Agreement entered into by, among others, the Company, the Existing Ordinary Shareholders, the holders of Series A Shares, the holders of Series A1 Shares, the holders of Series B Shares and the holders of Series B1 Shares (the “Shareholders’ Agreement”) (taking no account of any share issuances after the date of the Shareholders’ Agreement) of at least 96% of the aggregate of Ordinary Shares and Preferred Shares (on an as-converted basis), provided that such requirement shall terminate upon a Qualified IPO, any repurchase or redemption of any equity securities of the Company other than (A) pursuant to contractual rights to repurchase Ordinary Shares from the employees, directors or consultants of the Company upon termination of their employment or services or (B) pursuant to a contractual right of first refusal held by the Company.
            Provided, however that, to the extent that the applicable laws prevent the Company from being bound by any of the above provisions, such provisions shall be binding as amongst the holders of Ordinary Shares and holders of Preferred Shares and such parties shall take all actions necessary to give effect to such provisions.
5	Register of Members

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

6	Closing Register of Members or Fixing Record Date

6.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

6.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

6.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

7	Certificates for Shares

7.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

7.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

7.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

7.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8	Transfer of Shares

8.1	Subject to Article 3.1, Shares are transferable subject to the consent of the Directors who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

8.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

9	Redemption and Repurchase of Shares

9.1	Subject to the provisions of the Statute and receipt of all approvals required under the Memorandum or Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner as the Company may, by Special Resolution, determine before the issue of the Shares.

9.2	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

9.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

10	Variation of Rights of Shares

10.1	Subject to Article 4.2 (H), if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	Subject to Article 4.2 (H), the Company may by Ordinary Resolution:
(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to Article 4.2(H), the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:
(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.
18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than twenty percent (20%) or more of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1	At least seven (7) clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.
20.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1	No business shall be transacted at any general meeting unless a quorum is present. Not less than a majority of the votes of the Shares entitled to vote on resolution of shareholders to be considered at the meeting, and (ii) holders of not less than a majority of the Preferred Shares (on an as-converted basis) present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4	If a quorum is not present within two (2) hours from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within one (1) hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11	The demand for a poll may be withdrawn.

21.12	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

22	Votes of Members

22.1	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7	On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies

23.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.3	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.4	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the

Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

The Company may by Ordinary Resolution elect the Directors. There shall be a board of Directors consisting of not more than seven (7) person (exclusive of alternate Directors) provided however that the number of Directors may not be increased or decreased without the Investors’ prior written consent and shall not be changed except pursuant to an amendment to the Memorandum and the Articles. So long as Sequoia Capital China I, L.P. and its affiliates (“Sequoia”), whether individually or in the aggregate, hold or remain beneficially interested in at least 20% of the total number of Series A Shares and Series A1 Shares (in aggregate and on an as-converted basis), Sequoia shall be entitled to exclusively nominate, appoint, remove and replace one (1) director (the “Sequoia Representative”). In addition, the holders of Series B Shares shall be entitled to nominate, appoint, remove and replace two (2) directors; provided that SIG China Investments One, Ltd. and its affiliates (“SIG”) shall have the sole and irrevocable right to exercise such rights of nomination, appointment, removal and replacement of one (1) director (the “SIG Representative”), and provided that Pacven Walden Ventures VI, L.P. and its affiliates (“Walden”) shall have the sole and irrevocable right to exercise such rights of nomination, appointment, removal and replacement of one (1) director (the “Walden Representative”, and together with the SIG Representative and Sequoia Representative, the “Investor Representatives” and each an “Investor Representative”), so long as SIG and Walden hold or remain beneficially interested in at least 50% or more of their respective original number of Series B Shares. An Investor Representative shall have the right to appoint alternates or proxies to attend any meeting of the Board. The holders of Ordinary Shares shall be entitled to nominate, appoint, remove and replace the remaining four (4) directors; the Existing Ordinary Shareholders and the holders of Preferred Shares shall vote all their respective Shares to give effect to any such nomination, appointment, removal or replacement. Upon a Qualified Public Offering, the SIG Representative and Walden Representative shall both resign as directors of the Company.

All resolutions of the Board of Directors shall be adopted by a majority of the directors present, except as otherwise provided by Statute or in the Memorandum or the Articles.

27	Powers of Directors

27.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1	Subject to Article 26, the Company may by Ordinary Resolution appoint any person to be a Director or may by Special Resolution remove any Director.

28.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:
(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.
30	Proceedings of Directors

30.1	The quorum for the transaction of the business of the Directors shall be not less than three Directors, at least one (1) of which shall be a director appointed by Sequoia Capital China I, L.P., and at least one (1) of which shall be a director appointed by holders of Series B Shares. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum. If within two (2) hours from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the sixth (6th) business day at the same time and place, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than three (3) directors, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

30.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least seven (7) days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32	Directors’ Interests

32.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2	A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

34.6	The Board shall establish a compensation committee (the “Compensation Committee”) comprising three (3) members to manage certain compensation affairs of the Company, including implementing salary and equity guidelines for the Company, approving compensation packages, severance agreements and employment agreements for all senior managers (including but not limited to the chief executive officer and the chief financial officer) as well as administering the Company’s employee equity incentive plans, subject to the Company’s contractual obligations and any limitations in the Memorandum and the Articles; provided that, subject to Clause 8.1, (i) holders of Ordinary Shares shall be entitled to appoint one (1) director to sit on the Compensation Committee, (ii) holders of Series A Shares shall be entitled to appoint one (1) director to sit on the Compensation Committee, (iii) subject to Clause 8.16(iv), holders of Series B Shares shall be entitled to appoint one (1) director to sit on the Compensation Committee, and (iv) any allocation of shares under the Company’s employee equity incentive plans shall be subject to the Compensation Committee’s prior approval.

34.7	The Board shall establish an audit committee (the “Audit Committee”) comprising three (3) members to establish a framework for and monitor financial accountability, and to review and supervise the financial reporting process and internal control procedures of the Company;

provided that, subject to Clause 8.1, (i) holders of Ordinary Shares shall be entitled to appoint one (1) director to sit on the Audit Committee, (ii) holders of Series A Shares shall be entitled to appoint one (1) director to sit on the Audit Committee, (iii) holders of Series B Shares shall be entitled to appoint one (1) director to sit on the Audit Committee, and (iv) the director appointed by holders of Series B Shares to sit on the Compensation Committee will not be elected to sit on the Audit Committee, and vice versa.

34.8	The Company shall bear the reasonable cost associated with a director attending the meetings of the Board, including all reasonable travel and lodging expenses, provided that the prior approval of the Company be obtained before incurrence in excess of US$5,000.

34.9	Each Investor shall have the right to designate an observer to attend all meetings of the Board (whether in person, by telephone or otherwise) in the capacity of a non-voting observer. Such right shall terminate upon a Qualified Public Offering. Any such non-voting observer shall not have the right to vote on matters tabled before the Board.

35	Alternate Directors

35.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.

39.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:
(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.
44.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	The Provisions set out in the Appendix

All provisions set out in the main body of these Articles shall be subject to the terms set out in the Appendix hereto, which provide further details on the rights agreed among the holders of Series A Shares, holders of Series A1 Shares, holders of Series B Shares and holders of Series B1 Shares. In the event of any difference between the provisions set out in the main body of these Articles and the provisions set out in the Appendix, the Appendix shall prevail.

APPENDIX
SPECIAL PROVISIONS
     1. INFORMATION RIGHTS.
     (a) Information Rights. The Company covenants and agrees that, commencing on the date of the shareholders agreement entered into by, among others, the Company, the Existing Ordinary Shareholders, the holders of Series A Shares (the “Series A Holders”), the holders of Series A1 Shares (the “Series A1 Holders”),the holders of Series B Shares (the “Series B Holders”) and the holders of Series B1 Shares (the “Series B1 Holders”) (the “Shareholders Agreement”), for so long as (1) 20% of the Series A Shares together with Series A1 Shares (on an as converted basis) are outstanding, or (2) 20% of the Series B Shares together with Series B1 Shares (on an as converted basis) are outstanding, the Company will deliver, unless such rights are waived by each holder of the relevant class of outstanding Preferred Shares, to each holder of the relevant class of outstanding Preferred Shares:
          (i) audited annual consolidated financial statements, within one hundred and twenty (120) days after the end of each fiscal year, prepared in accordance with the Hong Kong generally accepted accounting principles (the “Hong Kong GAAP”) or International Financial Reporting Standards (“IFRS”) and audited by a “Big 4” accounting firm selected by the board of directors of the Company;
          (ii) unaudited monthly consolidated financial statements, within thirty (30) days of the end of each month, prepared in accordance with the PRC generally accepted accounting principles (the “PRC GAAP”) or IFRS which shall indicate variances from the annual budget of the Company with respect to key line items;
          (iii) an annual consolidated budget for the following fiscal year, within thirty (30) days prior to the end of each fiscal year; and
          (iv) copies of all documents or other information sent to any shareholder (the above rights, collectively, the “Information Rights”). All financial statements to be provided pursuant to Section 1(a) of this Appendix shall include an income statement, a balance sheet and a cash flow statement for the relevant period and shall be prepared in conformance with Hong Kong GAAP except for item (ii) above, which shall be prepared in accordance with PRC GAAP.
     (b) Inspection Rights. The Company further covenants and agrees that, commencing on the date of the Shareholders Agreement, for so long as any Preferred Shares are outstanding, each holder of Preferred Shares shall have (i) the right to inspect facilities, records and books of the Company and any of its subsidiaries (including any Subsidiary) at any time during regular working hours on reasonable prior notice to the Company, and (ii) the right to discuss the business, operations and conditions of the Company and any of its subsidiaries (including any Subsidiary) with its directors, officers, employees, accountants, legal counsel and investment bankers (the “Inspection Rights”). All such Inspection Rights must be exercised in good faith and reasonably.

     (c) Termination of Rights. The Information Rights and Inspection Rights shall terminate upon consummation of a firm underwritten public offering of the ordinary shares, with a par value of US$0.001 per share, of the Company (the “Ordinary Shares”) in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes (the “Securities Act”), with gross proceeds to the Company in excess of US$70,000,000 (prior to underwriters’ discounts and commissions) and at a pre-public offering market capitalization of at least US$300,000,000, or in a similar public offering of the Ordinary Shares of the Company in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized regional or national securities exchange; provided that such offering satisfies the foregoing gross proceeds and pre-public offering market capitalization requirements (a “Qualified IPO”).
     2. REGISTRATION RIGHTS.
2.1	Applicability of Rights. The holders of Preferred Shares shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States.

2.2	Definitions. For purposes of Section 2 of this Appendix:
               (a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.
               (b) Registrable Securities. The term “Registrable Securities” shall mean: (1) any Ordinary Shares of the Company issued or to be issued pursuant to conversion of any Preferred Shares, (2) any Ordinary Shares of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares, and (3) any other Ordinary Shares of the Company owned or hereafter acquired by a holder of Preferred Shares. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under Section 2 of this Appendix are not assigned in accordance with the Shareholders Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.
               (c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.
               (d) Holder. For purposes of Section 2 of this Appendix, the term “Holder” shall mean any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under Section 2 of this Appendix have been duly assigned in accordance with the Shareholders Agreement.
               (e) Form F-3. The term “Form F-3” shall mean such respective form under the Securities Act as is in effect on the date of the Shareholders Agreement or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
               (f) SEC. The term “SEC” or “Commission” shall mean the U.S. Securities and Exchange Commission.
               (g) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 of this Appendix, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of counsel for the Holders, Blue Sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).
               (h) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 and 2.5 of this Appendix.
               (i) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.
     2.3 Demand Registration.
               (a) Request by Holders. If the Company shall, at any time after the earlier of (i) two (2) years after the date of the Shareholders Agreement or (ii) six (6) months following a Qualified IPO, receive a written request from Series B1 Holders of at least 50% of the Series B1 Shares then outstanding, or the Holders of at least 50% of the Registrable Securities then outstanding, that the Company file a registration statement under the Securities Act covering the registration of such Holders’ Registrable Securities pursuant to Section 2.3 of this Appendix, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of Section 2.3 of this Appendix; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to Section 2.3 or Section 2.5 of this Appendix or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4 of this Appendix, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a) of this Appendix.

               (b) Underwriting. If the Holders initiating the registration request under Section 2.3 of this Appendix (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to Section 2.3 of this Appendix and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of Section 2.3 of this Appendix, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least 25% of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.
               (c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than two (2) demand registrations initiated by any Series B1 Holder and two (2) demand registrations initiated by the Holders of at least 50% of the Registrable Securities then outstanding.
               (d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to Section 2.3 of this Appendix, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.
     2.4 Piggyback Registrations.

               (a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of the Shareholders Agreement or to any employee benefit plan or a corporate reorganization or other Rule 145 transaction, an offer and sale of debt securities, or a registration on any registration form that does not permit secondary sales), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
               (b) Underwriting. If a registration statement under which the Company gives notice under Section 2.4 of this Appendix is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to Section 2.4 of this Appendix shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of the Shareholders Agreement but subject to Section 2.12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) except for the case of an initial public offering of the Ordinary Shares of the Company, the number of Registrable Securities included in any such registration is not reduced below 25% of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded unless otherwise approved by the majority of the Holders of the Registrable Securities in writing. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.
               (c) Not Demand Registration. Registration pursuant to Section 2.4 of this Appendix shall not be deemed to be a demand registration as described in Section 2.3 of this Appendix. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under Section 2.4 of this Appendix.
     2.5 Form F-3 Registration. In case the Company shall receive from (i) any Investor, or (ii) any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:
               (a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and
               (b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a) of this Appendix; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to Section 2.5 of this Appendix:
                    (i) if Form F-3 is not available for such offering by the Holders;
                    (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000;
                    (iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under Section 2.5 of this Appendix; provided that the Company shall not register any of its other shares during such sixty (60) day period;
                    (iv) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4(b) of this Appendix; or

                    (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
               (c) Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 of this Appendix. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under Section 2.5 of this Appendix.
               (d) Underwriting. If the Holders of Registrable Securities requesting registration under Section 2.5 of this Appendix intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.3(b) of this Appendix shall apply to such registration.
     2.6 Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 of this Appendix (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 of this Appendix shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 of this Appendix if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3 of this Appendix (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3 of this Appendix.
     2.7 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under the Shareholders Agreement the Company shall, as expeditiously as reasonably possible:
               (a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.
               (b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
               (c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.
               (d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.
               (e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.
               (f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
               (g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any.

     2.8 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 of this Appendix that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.
     2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5 of this Appendix:
               (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):
                    (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;
                    (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
                    (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;
and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in Section 2.9(a) of this Appendix shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, or any partner, officer, director, legal counsel, underwriter or controlling person of such Holder.
               (b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in Section 2.9(b) of this Appendix shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under Section 2.9(b) of this Appendix exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.
               (c) Notice. Promptly after receipt by an indemnified party under Section 2.9 of this Appendix of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 2.9 of this Appendix, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under Section 2.9 of this Appendix to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under Section 2.9 of this Appendix.
               (d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to Section 2.9 of this Appendix but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that Section 2.9 of this Appendix provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under Section 2.9 of this Appendix; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
               (e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under Section 2.9 of this Appendix shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
          2.10 Termination of the Company’s Obligations. The Company’s obligations under Sections 2.3, 2.4 and 2.5 of this Appendix with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 2.3, 2.4 or 2.5 of this Appendix shall terminate on the seventh (7th) anniversary of a Qualified IPO of the Company.
          2.11 No Registration Rights to Third Parties. Without the prior written consent of the Holders of a majority in interest of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in Section Error! Reference source not found. of this Appendix, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.
          2.12 Market Stand-Off. Each Holder agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by the Shareholders Agreement) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of Section 2.12 of this Appendix shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of 1% or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of 1% or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least 1% of the then outstanding share capital of the Company to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in Section 2.12 of this Appendix.
          2.13 Listing in Hong Kong. Without limiting the generality of the foregoing provisions in Section 2 of this Appendix, in the event of a listing of the Company’s Ordinary Shares in Hong Kong (the “Listing”):
               (a) The selection of Hong Kong as the jurisdiction, and the relevant exchange as the exchange, for the Listing shall be subject to the prior written approval of Holders of at least a majority of the Registrable Securities;
               (b) The selection of the sponsor and/or lead manager (and any co-managers) for the Listing shall be subject to the prior written approval of Holders of at least a majority of the Registrable Securities;
               (c) Each Holder of Registrable Securities shall have the right to include and sell all of the Ordinary Shares (as-converted) held by it in such Listing;
               (d) Each Holder of Registrable Securities shall have the right to attend all meetings in connection with the Listing where the Company is present;
               (e) The determination of the price at which the Ordinary Shares are to be listed in such Listing shall be subject to the prior written approval of Holders of at least a majority of the Registrable Securities;
               (f) At any time after the third anniversary of the date of the Shareholders Agreement, at the written request from Holders of at least a majority of the Registrable Securities for a Listing, the Company shall use its best efforts to effect such Listing on terms and subject to conditions as agreed upon between the Company and such Holder; and
               (g) The Company shall not require any Holder to hold, or refrain from transferring, any of its shares in the Company beyond the specific period(s) set forth in the listing rules applicable to such Listing, or as requested by the Company or the underwriters pursuant to Section 2.12 of this Appendix.
          2.14 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:
               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
               (b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
               (c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.
     3. RIGHT OF PARTICIPATION.
          3.1 General. The holders of Preferred Shares, the holders of Ordinary Shares and their permitted transferees to which rights under Section 3 of this Appendix have been duly assigned in accordance with the terms of the Shareholders Agreement (each a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3 of this Appendix) that the Company may from time to time issue after the date of the Shareholders Agreement (the “Right of Participation”).
          3.2 Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.
          3.3 New Securities. “New Securities” shall mean any Preferred Shares, any other shares of the Company designated as “preferred shares”, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, other preferred shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, other preferred shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

               (a) (i) 66,580,000 Ordinary Shares reserved for issuance upon the exercise of the option held by Winsome Group Limited on behalf of Ma Shing Yung, Lui Ming Ho, Ma Wen Lie, Wong Lo Yin, Li Jin and other officers, employees and advisors of the Company; and (ii) up to 151,430,000 Ordinary Shares (and/or options or warrants therefor) reserved for issuance pursuant to the Company’s 2009 Share Incentive Plan;
               (b) any Series B1 Shares issued under the Purchase Agreement, as such agreement may be amended and any Ordinary Shares issued pursuant to the conversion thereof;
               (c) any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;
               (d) any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security;
               (e) any securities issued pursuant to a Qualified IPO; or
               (f) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or 50% or more of the equity ownership or voting power of such other corporation or entity.
     3.4 Procedures.
          (a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have fifteen (15) days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such fifteen (15) day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.
          (b) Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to exercise its Right of Participation in accordance with Section 3.4(a) of this Appendix, the Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders who exercised their Right of Participation (the “Right Participants”) in accordance with Section 3.4(a) of this Appendix. Each Right Participant shall have five (5) business days from the date of the Second

Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to Section 3.4 of this Appendix and the Company shall so notify the Right Participants within fifteen (15) business days following the date of the Second Participation Notice.
          3.5 Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within fifteen (15) days following the issuance of the First Participation Notice, the Company shall have one hundred and twenty (120) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to Section 3 of this Appendix.
          3.6 Termination. The Right of Participation for each Participation Rights Holder shall terminate upon a Qualified IPO.
     4. TRANSFER RESTRICTIONS.
          4.1 Certain Definitions. For purposes of Section 4 of this Appendix, “Ordinary Holder” means a holder of the Company’s outstanding Ordinary Shares and its permitted assignees to whom their rights under Section 4 of this Appendix have been duly assigned in accordance with the Shareholders Agreement; provided that Ordinary Shares issued upon conversion of any Preferred Shares shall not be considered Ordinary Shares for the purposes of Section 4 of this Appendix with respect to Ordinary Shares; “Preferred Holder” means each of the holders of Preferred Shares and its permitted assignees to whom its rights under Section 4 of this Appendix have been duly assigned in accordance with the Shareholders Agreement; “Restricted Shares” means any of the Company’s securities now owned or subsequently acquired by an Ordinary Holder;
          4.2 Sale of Restricted Shares; Notice of Sale. Subject to Section 4.7 of the Shareholders Agreement, if any Ordinary Holder (the “Selling Shareholder”) receives a bona fide third party offer to acquire any Restricted Shares held by it (the “Offered Shares”), then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to the Company, each other Ordinary Holder and each Preferred Holder prior to the sale or transfer of such Offered Shares. If any Preferred Holder (the “Selling Preferred Holder”) receives a bona fide third party offer to acquire any Preferred Shares held by it or any Ordinary Shares issued upon conversion of any Preferred Shares held by it (together, the “Preferred Offered Shares”), such Selling Preferred Holder shall promptly give a Transfer Notice to each other Preferred Holder prior to the sale or transfer of such Preferred Offered Shares (the “Preferred Offer”). The Transfer Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Offered Shares to be sold or transferred, or the number of Preferred Offered Shares to be sold or transferred (in the event of a Preferred Offer), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.
     4.3 Right of First Refusal and Co-Sale Rights.
          (a) Company’s Option. The Company shall have the right, exercisable upon written notice to the Selling Shareholder, the Ordinary Holders and Preferred Holders, within forty-five (45) days after receipt of the Transfer Notice (the “Company Refusal Period”), to elect to purchase all or part of the Offered Shares; provided that the Company’s right under Section 4.3(a) of this Appendix shall expire on the first anniversary of this Agreement.
          (b) Preferred Holders’ Option.
               (i) If and to the extent that any Offered Shares have not been purchased pursuant to Section 4.3(a) of this Appendix, each Preferred Holder shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Ordinary Holder and Preferred Holder, within forty-five (45) days after the Company Refusal Period (the “First Refusal Period”), to elect to purchase all or any part of its pro rata share of the Offered Shares equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such Preferred Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) owned by all the Preferred Holders on the date of the Transfer Notice, at the same price and subject to the same material terms and conditions as described in the Transfer Notice;
               (ii) Each Preferred Holder shall also have the right, exercisable upon written notice to the Selling Preferred Holder, the Company and each other Preferred Holder, within forty-five (45) days after receipt of the Transfer Notice (the “Preferred First Refusal Period”), to elect to purchase all or any part of its pro rata share of the Preferred Offered Shares equivalent to the product obtained by multiplying the aggregate number of the Preferred Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such Preferred Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) owned by all the Preferred Holders on the date of the Transfer Notice, at the same price and subject to the same material terms and conditions as described in the Transfer Notice; and
               (iii) To the extent that any Preferred Holder does not exercise its right of first refusal to the full extent of its pro rata share of the Offered Shares, or the Preferred Offered Shares (in the event of a Preferred Offer), (x) the Selling Shareholder or Selling Preferred Holder (in the event of a Preferred

Offer) shall, promptly upon expiration of the First Refusal Period or Preferred First Refusal Period (in the event of a Preferred Offer), notify each Preferred Holder that has exercised in full its pro rata right of first refusal to the Offered Shares or the Preferred Offered Shares (in the event of a Preferred Offer) during the First Refusal Period or the Preferred First Refusal Period (in the event of a Preferred Offer) (each such Preferred Holders, a “First Refusal Participant”) of the number of Offered Shares or Preferred Offered Shares (in the event of a Preferred Offer) with respect to which the first refusal rights of Preferred Holders were not exercised (such shares, the “Excess Shares”), and (y) each First Refusal Participant shall have the right, exercisable by delivery of written notice (the “Excess Shares Notice”) to the Selling Shareholder or Preferred Selling Holder within fifteen (15) days after receipt of the notice required under sub-section (x) of Section 4.3(b) of this Appendix (the “First Refusal Adjustment Period”), to purchase part or all of the Excess Shares. If the total number of Excess Shares which all of the First Refusal Participants desire to purchase as set forth in the Excess Shares Notices is greater than the number of Excess Shares available for purchase, then each First Refusal Participant that has delivered an Excess Shares Notice to the Selling Shareholder or the Selling Preferred Holder shall have the right to purchase such number of Excess Shares that is equal to the product of (aa) the total number of Excess Shares, multiplied by (bb) a fraction, the numerator of which is the Ordinary Shares owned by such First Refusal Participant (calculated on an as-converted basis) and the denominator of which is the total number of Ordinary Shares owned by all First Refusal Participants (on an as-converted basis).
               (c) Ordinary Holders’ Option. If and to the extent that any Offered Shares have not been purchased pursuant to Section 4.3(b) of this Appendix, each Ordinary Holder shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Ordinary Holder and Preferred Holder, within forty-five (45) days following the expiration of the First Refusal Adjustment Period (the “Ordinary First Refusal Period”), to elect to purchase all or any part of its pro rata share of the remaining Offered Shares equivalent to the product obtained by multiplying the aggregate number of the remaining Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares held by such Ordinary Holder at the time of the transaction and the denominator of which is the total number of Ordinary Shares owned by all the Ordinary Holders at the time of the transaction, at the same price and subject to the same material terms and conditions as described in the Transfer Notice. To the extent that any Ordinary Holder does not exercise its right of first refusal to the full extent of its pro rata share of the Offered Shares, the Selling Shareholder and the participating Ordinary Holders shall, within fifteen (15) days after the end of the Ordinary First Refusal Period (the “Ordinary First Refusal Adjustment Period”), make such adjustments to each exercising Ordinary Holder’s pro rata share of the Offered Shares so that any remaining Offered Shares may be allocated to those Ordinary Holders exercising their rights of first refusal on a pro rata basis.
               (d) A Preferred Holder and an Ordinary Holder shall not have a right to purchase any of the Offered Shares or Preferred Offered Shares unless it exercises its right of first refusal within the relevant First Refusal Period, Preferred First Refusal Period or First Refusal Adjustment Period, or the Ordinary First Refusal Period or Ordinary First Refusal Adjustment Period to purchase up to all of its pro rata share of the Offered Shares or Preferred Offered Shares.
               (e) Expiration Notice. Within fifteen (15) days after expiration of the Ordinary First Refusal Adjustment Period or the First Refusal Adjustment Period, the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder or the Selling Preferred Holder (in the event of a

Preferred Offer) specifying either (i) that all of the Offered Shares or Preferred Offered Shares was subscribed by the Preferred Holders and/or Ordinary Holders exercising their rights of first refusal or (ii) that the Ordinary Holders and/or Preferred Holders have not subscribed all of the Offered Shares or Preferred Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro-Rata Portion (as defined below) of the remaining Offered Shares or Preferred Offered Shares for the purpose of their co-sale rights described in Section 4.4 of this Appendix.
               (f) Purchase Price. The purchase price for the Offered Shares or Preferred Offered Shares (in the event of a Preferred Offer) to be purchased by the Ordinary Holders and/or Preferred Holders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth in Section 4.3(g) of this Appendix. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Ordinary Holders, Preferred Holders, the Selling Shareholder, and the Selling Preferred Holder absent fraud or error.
               (g) Payment. Payment of the purchase price for the Offered Shares or Preferred Offered Shares (in the event of a Preferred Offer) purchased by the Ordinary Holders and/or Preferred Holders shall be made within fifteen (15) days following the date of the First Refusal Expiration Notice. Payment of the purchase price will be made by wire transfer or check as directed by the Selling Shareholder or Selling Preferred Holder (in the event of a Preferred Offer).
               (h) Rights of a Selling Shareholder and Selling Preferred Holder. If any Preferred Holder or Ordinary Holder exercises its right of first refusal to purchase the Offered Shares or Preferred Offered Shares (in the event of a Preferred Offer), then, upon the date the notice of such exercise is given by such Preferred Holder or Ordinary Holder (as the case may be), the Selling Shareholder or Selling Preferred Holder will have no further rights as a holder of such Offered Shares or Preferred Offered Shares except the right to receive payment for such Offered Shares or Preferred Offered Shares from such Preferred Holder or Ordinary Holder in accordance with the terms of the Shareholders Agreement, and the Selling Shareholder or Selling Preferred Holder will forthwith cause all certificate(s) evidencing such Offered Shares or Preferred Offered Shares to be surrendered to the Company for transfer to such Preferred Holder or Ordinary Holder.
               (i) Application of Co-Sale Rights. If the Ordinary Holders and/or Preferred Holders have not elected to purchase all of the Offered Shares or Preferred Offered Shares (in the event of a Preferred Offer), then the sale of the remaining Offered Shares or Preferred Offered Shares will become subject to the co-sale rights set forth in Section 4.4 of this Appendix.
     4.4 Co-Sale Right. To the extent that the Ordinary Holders and/or Preferred Holders have not exercised right of first refusal with respect to any or all the Offered Shares or Preferred Offered Shares (in the event of a Preferred Offer), then each Preferred Holder shall have the right, exercisable upon written notice to the Selling Shareholder or Preferred Selling Holder (in the event of a Preferred Offer), the Company and each other Preferred Holder (the “Co-Sale Notice”) within twenty (20) days after receipt of the First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares or Preferred Offered Shares on the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Company securities (on both an absolute and as-converted to Ordinary Shares basis) that such participating Preferred Holder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Preferred Holder. To the extent one or more of the Preferred Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Restricted Shares that the Selling Shareholder may sell, or the number of Preferred Offered Shares that the Selling Preferred Shareholder may sell, in the transaction shall be correspondingly reduced. The co-sale right of each Preferred Holder shall be subject to the following terms and conditions:
               (a) Co-Sale Pro Rata Portion. Each Preferred Holder may sell all or any part of that number of Ordinary Shares held by it (on an as-converted basis) that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares or Preferred Offered Shares (in the event of a Preferred Offer) subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by the Preferred Holder at the time of the sale or transfer and the denominator of which is the total combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Preferred Holders and the Selling Shareholder, or at the time owned by all Preferred Holders and the Selling Preferred Holder (in the event of a Preferred Offer), (the “Co-Sale Pro Rata Portion”). To the extent that any Preferred Holder does not participate in the sale to the full extent of its Co-Sale Pro Rata Portion, the Selling Shareholder or the Selling Preferred Holder (in the event of a Preferred Offer) and the participating Preferred Holders shall, within five (5) days after the end of such Co-Sale Right Period, make such adjustments to the Co-Sale Pro Rata Portion of each participating Preferred Holder so that any remaining Offered Shares or Preferred Offered Shares may be allocated to other participating Preferred Holders on a pro rata basis.
               (b) Transferred Shares. Each participating Preferred Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder or Selling Preferred Holder (in the event of a Preferred Offer) for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:
                    (i) the number of Ordinary Shares which such Preferred Holder elects to sell;
                    (ii) that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Preferred Holder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Preferred Holder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Section 4.4(b)(i) of this Appendix. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or
                    (iii) or a combination of the above.
               (c) Payment to Preferred Holders. The share certificate or certificates that the participating Preferred Holder delivers to the Selling Shareholder pursuant to Section 4.4(b) of this Appendix shall be transferred to the prospective purchaser in consummation of the sale of the Restricted Shares or the sale of the Preferred Offered Shares, pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder or Selling Preferred Holder (in the event of a Preferred Sale) shall concurrently therewith remit to such Preferred Holder that portion of the sale proceeds to which such Preferred Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Preferred Holder exercising its co-sale right hereunder, the Selling Shareholder or Selling Preferred Holder shall not sell to such prospective purchaser or purchasers any Restricted Shares or Preferred Offered Shares unless and until, simultaneously with such sale, the Selling Shareholder or Selling Preferred Shareholder shall purchase such shares or other securities from such Preferred Holder.
          4.5 Right to Transfer. To the extent the Preferred Holders and/or the other Ordinary Holders do not elect to purchase, or to participate in the sale of, the Restricted Shares or Preferred Offered Shares subject to the Transfer Notice in accordance with the provisions of the Shareholders Agreement, as the case may be, the Selling Shareholder or Selling Preferred Holder may, not later than one hundred and twenty (120) days following delivery to the Company, each of the other Ordinary Holders and each of the Preferred Holders of the Transfer Notice, conclude a transfer of the Restricted Shares or Preferred Offered Shares covered by the Transfer Notice and not elected to be purchased by the Preferred Holders and/or the other Ordinary Holders, which in each case shall be on the same terms and conditions as those described in the Transfer Notice. Any proposed transfer on terms and conditions which are different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Restricted Shares by the Selling Shareholder or any Preferred Offered Shares by the Selling Preferred Holder (including any transfer to the transferee(s) specified in the Transfer Notice that has not been completed within one hundred and twenty (120) days following delivery of the Transfer Notice), shall again be subject to the right of first refusal and the co-sale right of the Preferred Holders and, if applicable, the other Ordinary Holders and shall require compliance by the Selling Shareholder or the Selling Preferred Holder with the procedures described in Section 4.3 and Section 4.4 of the Shareholders Agreement.
          4.6 Exempt Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal and co-sale rights of the Preferred Holders and/or the Ordinary Holders shall not apply to (a) any sale or transfer of Ordinary Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship; or (b) any transfer to the parents, children or spouse, or to trusts for the benefit of such persons, of any Founder for bona fide estate planning purposes; or (c) any sale or transfer of Ordinary Shares by Valuetrue Investments Limited (each transferee pursuant to the foregoing clauses (a), (b) and (c), a “Permitted Transferee”); or (d) any sale or transfer of Preferred Shares or Ordinary Shares by any Preferred Holder to an affiliate of such Preferred Holder; provided that adequate documentation therefor is provided to the Preferred Holders to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by the Shareholders Agreement in place of the relevant transferor; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.
          4.7 Prohibited Transfers.
               (a) Except for transfers by the Ordinary Holders to Permitted Transferees as provided in Section 4.6 of this Appendix, none of the Ordinary Holders or the Permitted Transferees shall, without the prior written consent of (i) the holders of a majority of the Series A Shares and the Series A1

Shares, voting together as a separate class, and (ii) the holders of a majority of the Series B Shares and the Series B1 Shares, voting together as a separate class, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions of any Company securities now held by him to any person any time prior to the Qualified IPO; provided that during such period each Existing Shareholder controlled by the Founders may sell, transfer, or otherwise dispose of, up to an aggregate of 10% of the issued outstanding Ordinary Shares held by such Existing Shareholder as of the date of the Shareholders Agreement; provided further, that any such sale, transfer or disposition shall nevertheless be subject to the right of first refusal and co-sale rights of the Preferred Holders and the Ordinary Holders under Sections 4.3, 4.4 and 4.5 of this Appendix.
               (b) Any attempt by a party to sell or transfer Restricted Shares or Preferred Shares in violation of Section 4 of this Appendix shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of holders of a majority of Preferred Shares.
               (c) The Investors and their respective affiliates to whom any Preferred Share or Ordinary Share has been duly assigned in accordance with this Agreement, may not sell or transfer part or all of their shares to any competitor of the Company. For the purpose of Section 4.7 of this Appendix, a “competitor” of the Company shall mean any entity whose business or product competes directly or indirectly against the Principal Business of the Company, as defined herein, and its subsidiaries (including the Subsidiaries).
          4.8 Legend.
               (a) Each certificate representing the Restricted Shares or Preferred Offered Shares shall be endorsed with the following legend:
“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
               (b) The Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.8(a) of this Appendix to enforce the provisions of the Shareholders Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of Section 4 of this Appendix.
          4.9 Restriction on Indirect Transfers. Notwithstanding anything to the contrary contained herein, without the prior written approval of holders of at least a majority of the Preferred Shares:
               (a) Each of the Founders shall not, and shall use his best efforts to cause any shareholder of any Existing Shareholder not to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest or equity securities or any economic interest deriving therefrom, held, directly or indirectly, by such Founder and/or shareholder in such Existing Shareholder to any person or entity other than one that is solely owned by such Founder and/or shareholder;
               (b) Each Existing Shareholder shall not, and each of the Founders shall use his best efforts to cause such Existing Shareholder not to, issue to any person any equity securities of such Existing Shareholder or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of such Existing Shareholder; and
               (c) Notwithstanding the foregoing, the restrictions under Section 4.9 of this Appendix shall not apply to (i) any transfers or issuances with respect to the equity interest in Valuetrue Investments Limited; and (ii) any transfers or issuances to the parents, children or spouse of any Founder and/or any shareholder of an Existing Shareholder occurring after the date of the Shareholders Agreement with respect to the equity interest in any Existing Shareholder which do not exceed 20% of the capital of such Existing Shareholder at any time in the aggregate; provided that each Founder shall, and shall use his best efforts to cause each other shareholder of an Existing Shareholder to, promptly notify the Company and each holder of Preferred Shares or any transfer of equity interests pursuant to Section 4.9 of this Appendix.
          4.10 Term. The provisions under Section 4 of this Appendix shall terminate upon a Qualified IPO.
     5. ASSIGNMENT AND AMENDMENT.
          5.1 Assignment. Notwithstanding anything herein to the contrary:
               (a) Information Rights; Registration Rights. The Information and Inspection Rights under Section 1 of this Appendix may be assigned to any holder of Preferred Shares; and the registration rights of the Holders under Section 2 of this Appendix may be assigned to any Holder or to any person acquiring Registrable Securities; provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of the Shareholders Agreement, including without limitation the provisions of Section 5 of this Appendix.
               (b) Rights of Participation; Right of First Refusal; Co-Sale Rights. The rights of the Preferred Holders under Sections 3 and 4 of this Appendix are fully assignable in connection with a transfer of shares of the Company by the Preferred Holders; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the Preferred Holders stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of the Shareholders Agreement.

          5.2 Amendment of Rights. Any provision in the Shareholders Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to each Subsidiary, by such Subsidiary; (iii) as to the Preferred Holders, by (x) persons or entities holding at least 66.6667% of the Series A Shares and Series A1 Shares voting together as a separate class and (y) persons or entities holding at least 66.6667% of the Series B Shares and Series B1 Shares voting together as a separate class; provided, however that any holder of Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other Preferred Holders or their assigns; and (iv) as to each Existing Shareholder, by such Existing Shareholder and its assigns; and (v) as to each Founder, by such Founder. Any amendment or waiver effected in accordance with Section 5.2 of this Appendix shall be binding upon the Company, the Preferred Holders, the Subsidiaries, the Existing Shareholders, the Founders and their respective assigns.